Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Fourth Quarter and Year Ended December 31, 2019

MECHANICSBURG, PENNSYLVANIA — February 20, 2020 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its fourth quarter and year ended December 31, 2019.

For the fourth quarter ended December 31, 2019, net operating revenues increased 8.7% to $1,374.6 million, compared to $1,264.7 million for the same quarter, prior year. Income from operations increased 27.3% to $112.4 million for the fourth quarter ended December 31, 2019, compared to $88.3 million for the same quarter, prior year. Net income increased 46.9% to $43.7 million for the fourth quarter ended December 31, 2019, compared to $29.7 million for the same quarter, prior year. For the fourth quarter ended December 31, 2019, net income included pre-tax losses on early retirement of debt of $19.4 million. For the fourth quarter ended December 31, 2018, net income included pre-tax losses on early retirement of debt of $3.9 million. Adjusted EBITDA increased 16.9% to $171.9 million for the fourth quarter ended December 31, 2019, compared to $147.1 million for the same quarter, prior year. Earnings per common share increased to $0.24 on a fully diluted basis for the fourth quarter ended December 31, 2019, compared to $0.18 for the same quarter, prior year. Adjusted earnings per common share was $0.31 on a fully diluted basis for the fourth quarter ended December 31, 2019, compared to $0.20 for the same quarter, prior year. Adjusted earnings per common share excludes the losses on early retirement of debt and their related tax effects for both the fourth quarters ended December 31, 2019 and 2018. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

For the year ended December 31, 2019, net operating revenues increased 7.3% to $5,453.9 million, compared to $5,081.3 million for the prior year. Income from operations increased 13.1% to $471.9 million for the year ended December 31, 2019, compared to $417.3 million for the prior year. Net income increased 13.6% to $201.0 million for the year ended December 31, 2019, compared to $176.9 million for the prior year. For the year ended December 31, 2019, net income included pre-tax losses on early retirement of debt of $38.1 million and a pre-tax gain on sale of businesses of $6.5 million. For the year ended December 31, 2018, net income included pre-tax losses on early retirement of debt of $14.2 million, pre-tax gains on sales of businesses of $9.0 million, and pre-tax U.S. HealthWorks acquisition costs of $2.9 million. Adjusted EBITDA increased 10.2% to $710.9 million for the year ended December 31, 2019, compared to $645.2 million for the prior year. Earnings per common share increased to $1.10 on a fully diluted basis for the year ended December 31, 2019, compared to $1.02 for the prior year. Adjusted earnings per common share was $1.24 on a fully diluted basis for the year ended December 31, 2019, compared to $1.03 for the prior year. Adjusted earnings per common share excludes the losses on early retirement of debt and related costs and gain on sale of businesses and their related tax effects for the year ended December 31, 2019. Adjusted earnings per common share excludes the losses on early retirement of debt, gains on sales of businesses, U.S. HealthWorks acquisition costs, and their related tax effects for the year ended December 31, 2018. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of December 31, 2019, Select Medical operated 101 critical illness recovery hospitals in 28 states, 29 rehabilitation hospitals in 12 states, and 1,740 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 521 occupational health centers in 41 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At December 31, 2019, Select Medical had operations in 47 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the fourth quarter ended December 31, 2019, net operating revenues for the critical illness recovery hospital segment increased 6.7% to $454.9 million, compared to $426.3 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 8.0% to $60.5 million for the fourth quarter ended December 31, 2019, compared to $56.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 13.3% for the fourth quarter ended December 31, 2019, compared to 13.1% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2019 and 2018.

For the year ended December 31, 2019, net operating revenues for the critical illness recovery hospital segment increased 4.7% to $1,836.5 million, compared to $1,753.6 million for the prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 4.9% to $254.9 million for the year ended December 31, 2019, compared to $243.0 million for the prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 13.9% for both the years ended December 31, 2019 and 2018. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for both the years ended December 31, 2019 and 2018.

Rehabilitation Hospital Segment

For the fourth quarter ended December 31, 2019, net operating revenues for the rehabilitation hospital segment increased 20.9% to $182.7 million, compared to $151.1 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 51.4% to $43.3 million for the fourth quarter ended December 31, 2019, compared to $28.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 23.7% for the fourth quarter ended December 31, 2019, compared to 18.9% for the same quarter, prior year. For the fourth quarter ended December 31, 2018, the Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $0.9 million. Certain rehabilitation hospital key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2019 and 2018.

For the year ended December 31, 2019, net operating revenues for the rehabilitation hospital segment increased 14.9% to $671.0 million, compared to $583.7 million for the prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 24.7% to $135.9 million for the year ended December 31, 2019, compared to $108.9 million for the prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.2% for the year ended December 31, 2019, compared to 18.7% for the prior year. The Adjusted EBITDA results for the rehabilitation hospital segment include start-up losses of approximately $8.8 million for the year ended December 31, 2019, compared to approximately $4.7 million for the prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for both the years ended December 31, 2019 and 2018.

Outpatient Rehabilitation Segment

For the fourth quarter ended December 31, 2019, net operating revenues for the outpatient rehabilitation segment increased 7.7% to $271.9 million, compared to $252.4 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 14.9% to $40.2 million for the fourth quarter ended December 31, 2019, compared to $35.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 14.8% for the fourth quarter ended December 31, 2019, compared to 13.9% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2019 and 2018.

For the year ended December 31, 2019, net operating revenues for the outpatient rehabilitation segment increased 5.0% to $1,046.0 million, compared to $995.8 million for the prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 6.9% to $151.8 million for the year ended December 31, 2019, compared to $142.0 million for the prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 14.5% for the year ended December 31, 2019, compared to 14.3% for the prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for both the years ended December 31, 2019 and 2018.

Concentra Segment

The financial results for the Concentra segment include U.S. HealthWorks beginning February 1, 2018.

For the fourth quarter ended December 31, 2019, net operating revenues for the Concentra segment increased 3.4% to $397.1 million, compared to $384.3 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 6.8% to $56.5 million for the fourth quarter ended December 31, 2019, compared to $52.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 14.2% for the fourth quarter ended December 31, 2019, compared to 13.8% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for both the fourth quarters ended December 31, 2019 and 2018.

For the year ended December 31, 2019, net operating revenues for the Concentra segment increased 4.6% to $1,628.8 million, compared to $1,557.7 million for the prior year. Adjusted EBITDA for the Concentra segment increased 9.7% to $276.5 million for the year ended December 31, 2019, compared to $252.0 million for the prior year. The Adjusted EBITDA margin for the Concentra segment was 17.0% for the year ended December 31, 2019, compared to 16.2% for the prior year. Certain Concentra key statistics are presented in table VIII of this release for both the years ended December 31, 2019 and 2018.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $500.0 million worth of shares of its common stock. The program has been extended until December 31, 2020, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the year ended December 31, 2019, Select Medical repurchased 2,165,221 shares at a cost of approximately $33.2 million, or $15.32 per share, which includes transaction costs. Since the inception of the program through December 31, 2019, Select Medical has repurchased 38,089,349 shares at a cost of approximately $347.9 million, or $9.13 per share, which includes transaction costs.

Financing Transactions

On December 10, 2019, Select Medical issued and sold $675.0 million aggregate principal amount of 6.250% senior notes, due August 15, 2026, as additional notes under the indenture dated August 1, 2019, pursuant to which it previously issued $550.0 million of 6.250% senior notes due 2026. The additional senior notes were issued at 106.00% of the aggregate principal amount.

On December 10, 2019, Select Medical entered into Amendment No. 4 to its senior secured credit agreement. Among other things, Amendment No. 4 provided for an additional $615.0 million in term loans that, along with the existing term loans, have a maturity date of March 6, 2025.

Select Medical used a portion of the net proceeds from the incremental term loans, together with a portion of the net proceeds of the 6.250% additional senior notes, to make a first lien term loan in the aggregate principal amount of approximately $1,240.3 million to Concentra Inc., pursuant to an intercompany loan agreement. Concentra Inc. used the proceeds from the intercompany loan to repay in full the first lien term loan outstanding under Concentra Inc.’s first lien credit agreement. Concentra Inc. continues to have availability of up to $100.0 million under its existing revolving credit facility.

Purchase of Concentra Interest

On January 1, 2020, Select Medical, Welsh, Carson, Anderson & Stowe XII, L.P. (“WCAS”), and Dignity Health Holding Corporation (“DHHC”) entered into an agreement pursuant to which Select Medical acquired approximately 17.2% of the outstanding membership interests of Concentra Group Holdings Parent, LLC (“Concentra Parent”) on a fully diluted basis from WCAS, DHHC, and other equity holders of Concentra Parent for approximately $338.4 million. On February 1, 2020, Select Medical, WCAS and DHHC entered into an agreement pursuant to which Select Medical acquired an additional 1.4% of the outstanding membership interests of Concentra Parent on a fully diluted basis from WCAS, DHHC, and other equity holders of Concentra Parent for approximately $27.8 million.

These purchases were in lieu of, and considered to be, the exercise of the first put right provided to certain equity holders under the terms of the Amended and Restated Limited Liability Company Agreement of Concentra Parent, dated as of February 1, 2018. Following these purchases, Select Medical owns approximately 66.6% of the outstanding membership interests of Concentra Parent on a fully diluted basis and approximately 68.8% of the outstanding voting membership interests of Concentra Parent.

Business Outlook

Select Medical reaffirms its 2020 business outlook, provided most recently in its January 27, 2020 press release, for net operating revenues, Adjusted EBITDA and fully diluted earnings per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2020 to be in the range of $5.575 billion to $5.675 billion. Select Medical continues to expect Adjusted EBITDA for the full year 2020 to be in the range of $725.0 million to $760.0 million. Select Medical continues to expect fully diluted earnings per common share for the full year 2020 to be in the range of $1.27 to $1.46.

Conference Call

Select Medical will host a conference call regarding its results for the fourth quarter and full year ended December 31, 2019, as well as its business outlook, on Friday, February 21, 2020, at 9:00am ET. The domestic dial in number for the call is 1-866-440-2669. The international dial in number is 1-409-220-9844. The conference ID for the call is 8644656. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 12:00pm ET, February 28, 2020. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The conference ID for the replay will be 8644656. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in net operating revenues, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the annual report on Form 10-K for the year ended December 31, 2019.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

	2018	2019	% Change
Net operating revenues	$1,264,683	$1,374,584	8.7%

Costs and expenses:
Cost of services	1,093,450	1,175,649	7.5
General and administrative	30,317	34,062	12.4
Depreciation and amortization	52,633	52,504	(0.2)

Income from operations	88,283	112,369	27.3

Loss on early retirement of debt	(3,900)	(19,440)	N/M
Equity in earnings of unconsolidated subsidiaries	6,991	6,279	(10.2)
Interest expense	(50,502)	(43,959)	(13.0)

Income before income taxes	40,872	55,249	35.2

Income tax expense	11,150	11,578	3.8

Net income	29,722	43,671	46.9

Less: Net income attributable to non-controlling interests	5,049	11,604	129.8

Net income attributable to Select Medical	$24,673	$32,067	30.0%

Diluted earnings per common share:(1)	$0.18	$0.24

(1)          Refer to table III for calculation of earnings per common share.

N/M      Not meaningful

II. Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

	2018	2019	% Change
Net operating revenues	$5,081,258	$5,453,922	7.3%

Costs and expenses:
Cost of services	4,341,056	4,641,002	6.9
General and administrative	121,268	128,463	5.9
Depreciation and amortization	201,655	212,576	5.4

Income from operations	417,279	471,881	13.1

Loss on early retirement of debt	(14,155)	(38,083)	N/M
Equity in earnings of unconsolidated subsidiaries	21,905	24,989	14.1
Gain on sale of businesses	9,016	6,532	N/M
Interest expense	(198,493)	(200,570)	1.0

Income before income taxes	235,552	264,749	12.4

Income tax expense	58,610	63,718	8.7

Net income	176,942	201,031	13.6

Less: Net income attributable to non-controlling interests	39,102	52,582	34.5

Net income attributable to Select Medical	$137,840	$148,449	7.7

Diluted earnings per common share:(1)	$1.02	$1.10

(1)         Refer to table III for calculation of earnings per common share.

N/M     Not meaningful

III. Earnings per Share

For the Three Months and Years Ended December 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three months and years ended December 31, 2018 and 2019:

	Diluted EPS
	Three Months Ended December 31,		Years Ended December 31,
	2018	2019	2018	2019
Net income	$29,722	$43,671	$176,942	$201,031
Less: net income attributable to non-controlling interests	5,049	11,604	39,102	52,582
Net income attributable to Select Medical	24,673	32,067	137,840	148,449
Less: net income attributable to participating securities	817	1,101	4,548	4,994
Net income attributable to common shares	$23,856	$30,966	$133,292	$143,455

The following tables set forth the computation of EPS under the two-class method for the three months and years ended December 31, 2018 and 2019:

	Three Months Ended December 31,
	2018			2019
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$23,856	130,820	$0.18	$30,966	129,676	$0.24
Participating securities	817	4,480	$0.18	1,101	4,610	$0.24
Total	$24,673			$32,067

	Years Ended December 31,
	2018			2019
	Net Income Allocation	Shares(1)	Diluted EPS	Net Income Allocation	Shares(1)	Diluted EPS
Common shares	$133,292	130,256	$1.02	$143,455	130,276	$1.10
Participating securities	4,548	4,444	$1.02	4,994	4,535	$1.10
Total	$137,840			$148,449

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,
	2018	2019
Assets
Current Assets:
Cash	$175,178	$335,882
Accounts receivable	706,676	762,677
Other current assets	110,670	114,433
Total Current Assets	992,524	1,212,992
Operating lease right-of-use assets	—	1,003,986
Property and equipment, net	979,810	998,406
Goodwill	3,320,726	3,391,955
Identifiable intangible assets, net	437,693	409,068
Other assets	233,512	323,881
Total Assets	$5,964,265	$7,340,288
Liabilities and Equity
Current Liabilities:
Payables and accruals	$661,321	$681,163
Current operating lease liabilities	—	207,950
Current portion of long-term debt and notes payable	43,865	25,167
Total Current Liabilities	705,186	914,280
Non-current operating lease liabilities	—	852,897
Long-term debt, net of current portion	3,249,516	3,419,943
Non-current deferred tax liability	153,895	148,258
Other non-current liabilities	158,940	101,334
Total Liabilities	4,267,537	5,436,712
Redeemable non-controlling interests	780,488	974,541
Total equity	916,240	929,035
Total Liabilities and Equity	$5,964,265	$7,340,288

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended December 31, 2018 and 2019

(In thousands, unaudited)

	2018	2019
Operating activities
Net income	$29,722	$43,671
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	4,987	6,613
Depreciation and amortization	52,633	52,504
Provision for bad debts	270	694
Equity in earnings of unconsolidated subsidiaries	(6,991)	(6,279)
Loss on extinguishment of debt	2,515	11,970
Gain on sale of assets and businesses	(39)	28
Stock compensation expense	6,151	7,020
Amortization of debt discount, premium and issuance costs	3,267	2,097
Deferred income taxes	9,309	(188)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	31,080	35,434
Other current assets	6,122	1,757
Other assets	3,029	4,863
Accounts payable and accrued expenses	(28,838)	18,358
Net cash provided by operating activities	113,217	178,542
Investing activities
Business combinations, net of cash acquired	(3,876)	(7,436)
Purchases of property and equipment	(46,242)	(33,170)
Investment in businesses	(546)	(5,422)
Proceeds from sale of assets and businesses	69	9
Net cash used in investing activities	(50,595)	(46,019)
Financing activities
Borrowings on revolving facilities	175,000	—
Payments on revolving facilities	(220,000)	—
Proceeds from term loans	—	614,423
Payments on term loans	(2,875)	(1,243,086)
Proceeds from 6.250% senior notes	—	705,811
Revolving facility debt issuance costs	(387)	—
Borrowings of other debt	12,084	4,943
Principal payments on other debt	(7,271)	(7,976)
Repurchase of common stock	(1,197)	(1,222)
Proceeds from exercise of stock options	89	92
Increase in overdrafts	1,792	—
Proceeds from issuance of non-controlling interests	—	159
Distributions to and purchases of non-controlling interests	(5,092)	(5,748)
Net cash provided by (used in) financing activities	(47,857)	67,396
Net increase in cash and cash equivalents	14,765	199,919
Cash and cash equivalents at beginning of period	160,413	135,963
Cash and cash equivalents at end of period	$175,178	$335,882
Supplemental information
Cash paid for interest	$59,028	$33,902
Cash paid for taxes	$7,693	$12,120

VI. Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2018 and 2019

(In thousands, unaudited)

	2018	2019
Operating activities
Net income	$176,942	$201,031
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	15,721	20,222
Depreciation and amortization	201,655	212,576
Provision for bad debts	(103)	3,038
Equity in earnings of unconsolidated subsidiaries	(21,905)	(24,989)
Loss on extinguishment of debt	2,999	22,130
Gain on sale of assets and businesses	(9,168)	(6,321)
Stock compensation expense	23,326	26,451
Amortization of debt discount, premium and issuance costs	13,112	11,566
Deferred income taxes	7,217	(7,435)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	54,575	(57,991)
Other current assets	(4,152)	(4,259)
Other assets	7,857	6,122
Accounts payable and accrued expenses	26,118	43,041
Net cash provided by operating activities	494,194	445,182
Investing activities
Business combinations, net of cash acquired	(523,134)	(93,705)
Purchases of property and equipment	(167,281)	(157,126)
Investment in businesses	(13,482)	(66,090)
Proceeds from sale of assets and businesses	6,760	192
Net cash used in investing activities	(697,137)	(316,729)
Financing activities
Borrowings on revolving facilities	595,000	700,000
Payments on revolving facilities	(805,000)	(720,000)
Proceeds from term loans	779,823	1,208,106
Payments on term loans	(11,500)	(1,618,170)
Proceeds from 6.250% senior notes	—	1,244,987
Payment on 6.375% senior notes	—	(710,000)
Revolving facility debt issuance costs	(1,639)	(310)
Borrowings of other debt	42,218	24,225
Principal payments on other debt	(25,242)	(30,604)
Repurchase of common stock	(6,837)	(38,531)
Proceeds from exercise of stock options	1,722	964
Decrease in overdrafts	(4,380)	(25,083)
Proceeds from issuance of non-controlling interests	2,926	18,447
Distributions to and purchases of non-controlling interests	(311,519)	(21,780)
Net cash provided by financing activities	255,572	32,251
Net increase in cash and cash equivalents	52,629	160,704
Cash and cash equivalents at beginning of period	122,549	175,178
Cash and cash equivalents at end of period	$175,178	$335,882
Supplemental information
Cash paid for interest	$193,406	$182,992
Cash paid for taxes	$48,153	$70,592
Non-cash equity exchange for acquisition of U.S. HealthWorks	$238,000	$—

VII. Key Statistics
For the Three Months Ended December 31, 2018 and 2019

(unaudited)

	2018 (e)	2019	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	96	101
Net operating revenues (,000)	$426,348	$454,949	6.7%
Number of patient days(b)	246,505	259,283	5.2%
Number of admissions(b)	8,869	9,095	2.5%
Net revenue per patient day(b)(c)	$1,717	$1,742	1.5%
Adjusted EBITDA (,000)	$56,026	$60,485	8.0%
Adjusted EBITDA margin	13.1%	13.3%
Rehabilitation Hospital
Number of hospitals – end of period(a)	26	29
Net operating revenues (,000)	$151,070	$182,670	20.9%
Number of patient days(b)	81,931	94,236	15.0%
Number of admissions(b)	5,594	6,636	18.6%
Net revenue per patient day(b)(c)	$1,610	$1,739	8.0%
Adjusted EBITDA (,000)	$28,613	$43,312	51.4%
Adjusted EBITDA margin	18.9%	23.7%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,662	1,740
Net operating revenues (,000)	$252,415	$271,885	7.7%
Number of visits(b)	2,104,436	2,256,966	7.2%
Revenue per visit(b)(d)	$103	$104	1.0%
Adjusted EBITDA (,000)	$35,002	$40,216	14.9%
Adjusted EBITDA margin	13.9%	14.8%
Concentra
Number of centers – end of period(b)	524	521
Net operating revenues (,000)	$384,253	$397,145	3.4%
Number of visits(b)	2,821,928	2,903,266	2.9%
Revenue per visit(b)(d)	$124	$122	(1.6)%
Adjusted EBITDA (,000)	$52,858	$56,458	6.8%
Adjusted EBITDA margin	13.8%	14.2%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)	Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits. For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(e)	For the three months ended December 31, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. Select Medical leases employees at cost to these non-consolidating subsidiaries.

VIII. Key Statistics
For the Years Ended December 31, 2018 and 2019

(unaudited)

	2018 (e)	2019	% Change
Critical Illness Recovery Hospital
Number of hospitals – end of period(a)	96	101
Net operating revenues (,000)	$1,753,584	$1,836,518	4.7%
Number of patient days(b)	1,012,368	1,038,361	2.6%
Number of admissions(b)	36,474	36,774	0.8%
Net revenue per patient day(b)(c)	$1,716	$1,753	2.2%
Adjusted EBITDA (,000)	$243,015	$254,868	4.9%
Adjusted EBITDA margin	13.9%	13.9%
Rehabilitation Hospital
Number of hospitals – end of period(a)	26	29
Net operating revenues (,000)	$583,745	$670,971	14.9%
Number of patient days(b)	315,468	353,031	11.9%
Number of admissions(b)	21,813	24,889	14.1%
Net revenue per patient day(b)(c)	$1,606	$1,685	4.9%
Adjusted EBITDA (,000)	$108,927	$135,857	24.7%
Adjusted EBITDA margin	18.7%	20.2%
Outpatient Rehabilitation
Number of clinics – end of period(a)	1,662	1,740
Net operating revenues (,000)	$995,794	$1,046,011	5.0%
Number of visits(b)	8,356,018	8,719,282	4.3%
Revenue per visit(b)(d)	$103	$103	0.0%
Adjusted EBITDA (,000)	$142,005	$151,831	6.9%
Adjusted EBITDA margin	14.3%	14.5%
Concentra
Number of centers – end of period(b)	524	521
Net operating revenues (,000)	$1,557,673	$1,628,817	4.6%
Number of visits(b)	11,426,940	12,068,865	5.6%
Revenue per visit(b)(d)	$124	$122	(1.6)%
Adjusted EBITDA (,000)	$251,977	$276,482	9.7%
Adjusted EBITDA margin	16.2%	17.0%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of our Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Net revenue per patient day is calculated by dividing direct patient service revenues by the total number of patient days.

(d)	Net revenue per visit is calculated by dividing direct patient service revenue by the total number of visits. For purposes of this computation for our outpatient rehabilitation segment, direct patient service revenue does not include managed clinics. For purposes of this computation for our Concentra segment, direct patient service revenue does not include onsite clinics and community-based outpatient clinics.

(e)	For the year ended December 31, 2018, the financial results of our reportable segments have been changed to remove the net operating revenues and expenses associated with employee leasing services provided to our non-consolidating subsidiaries. These results are now reported as part of our other activities. Select Medical leases employees at cost to these non-consolidating subsidiaries.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three Months and Years Ended December 31, 2018 and 2019

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, acquisition costs associated with U.S. HealthWorks, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended December 31,		Years Ended December 31,
	2018	2019	2018	2019
Net income	$29,722	$43,671	$176,942	$201,031
Income tax expense	11,150	11,578	58,610	63,718
Interest expense	50,502	43,959	198,493	200,570
Gain on sale of businesses	—	—	(9,016)	(6,532)
Equity in earnings of unconsolidated subsidiaries	(6,991)	(6,279)	(21,905)	(24,989)
Loss on early retirement of debt	3,900	19,440	14,155	38,083
Income from operations	88,283	112,369	417,279	471,881
Stock compensation expense:
Included in general and administrative	4,884	5,485	17,604	20,334
Included in cost of services	1,267	1,535	5,722	6,117
Depreciation and amortization	52,633	52,504	201,655	212,576
U.S. HealthWorks acquisition costs	—	—	2,895	—
Adjusted EBITDA	$147,067	$171,893	$645,155	$710,908

Critical illness recovery hospital	$56,026	$60,485	$243,015	$254,868
Rehabilitation hospital	28,613	43,312	108,927	135,857
Outpatient rehabilitation	35,002	40,216	142,005	151,831
Concentra	52,858	56,458	251,977	276,482
Other(a)	(25,432)	(28,578)	(100,769)	(108,130)
Adjusted EBITDA	$147,067	$171,893	$645,155	$710,908

(a)	Other primarily includes general and administrative costs.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three Months and Years Ended December 31, 2018 and 2019

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended December 31,
	2018	Per Share(a)	2019	Per Share(a)
Net income attributable to common shares(a)	$23,856	$0.18	$30,966	$0.24
Adjustments:(b)
Loss on early retirement of debt	2,284	0.02	9,505	0.07
Adjusted net income attributable to common shares	$26,140	$0.20	$40,471	$0.31

	Years Ended December 31,
	2018	Per Share(a)	2019	Per Share(a)
Net income attributable to common shares(a)	$133,292	$1.02	$143,455	$1.10
Adjustments:(b)
Loss on early retirement of debt and related costs(c)	6,674	0.05	22,286	0.17
Gain on sale of businesses	(6,432)	(0.05)	(4,543)	(0.03)
U.S. HealthWorks acquisition costs	1,002	0.01	—	—
Adjusted net income attributable to common shares	$134,536	$1.03	$161,198	$1.24

(a)	Net income attributable to common shares and earnings per common share are calculated based on the diluted weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding.

The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefits. For the three months ended December 31, 2018 and 2019, the adjustments to net income attributable to common shares include estimated income tax benefits of approximately $1.0 million and $5.2 million, respectively. For the years ended December 31, 2018 and 2019, the adjustments to net income attributable to common shares include estimated net income tax benefits of approximately $2.1 million and $9.2 million, respectively.

(c)	Select Medical redeemed its $710.0 million 6.375% senior notes on August 30, 2019 and issued and sold $550.0 million 6.250% senior notes on August 1, 2019. As a result, Select Medical recognized interest expense on both the 6.250% senior notes and the 6.375% senior notes during August 2019. The adjustment to net income attributable to common shares for the loss on early retirement of debt and related costs includes the interest expense recognized on the 6.375% senior notes during August 2019 and its related tax effects.

XI. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2020

(In millions, unaudited)

The following is a reconciliation of full year 2020 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to table IX for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2020 expectations.

	Range
	Low	High
Non-GAAP Measure Reconciliation
Net income attributable to Select Medical	$171	$197
Net income attributable to non-controlling interests	72	72
Net income	243	269
Income tax expense	81	90
Interest expense	188	188
Equity in earnings of unconsolidated subsidiaries	(29)	(29)
Income from operations	483	518
Stock compensation expense	30	30
Depreciation and amortization	212	212
Adjusted EBITDA	$725	$760